Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

December 1, 2004

Carrollton Bancorp

15 Charles Plaza Suite 200

Baltimore, Maryland 21201-3936

Re:

Carrollton Bancorp, a Maryland bank holding company (the “Company”) — Registration Statement on Form S-8 pertaining to an additional Ninety Thousand (90,000) Shares (the “Additional Shares”) of common stock, par value one dollar ($1.00) per share (“Common Stock”) pursuant to the Carrollton Bancorp 1998 Long-Term Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the registration of the Additional Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on a registration statement Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) on or about November 26, 2004, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.

In our capacity as counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

a.                                       the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 11, 1990, Articles of Share Exchange between The Carrollton Bank of Maryland and Carrollton Bancorp filed with the Department on May 21, 1990, and Articles of Amendment filed with the Department on May 11, 1999.

b.                                      the Bylaws of the Company, as adopted on January 11, 1990 (the “Bylaws”);

c.                                       the Organization Meeting of the Board of Directors of the Company, dated as of January 11, 1990 (the “Organizational Resolutions”);

d.                                      the resolutions adopted by the Board of Directors of the Company on May 13, 1999, October 24, 2002, October 23, 2003 and September 23, 2004 (the “Directors’ Resolutions”);

e.                                       the Plan;

f.                                         the Registration Statement;

g.                                      a Certificate of Officers of the Company, of even date herewith, executed by Robert A. Altieri, the President and Chief Executive Officer of the Company, and Barbara Broczkowski, the Senior Vice President and Chief Financial Officer of the Company, to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Resolutions, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date hereof;

h.                                      a status certificate of the Department, dated as of November 30, 2004, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

i.                                          such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

i.                                          each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

ii.                                       each natural person executing any instrument, document or agreement is legally competent to do so;

iii.                                    any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

iv.                                   upon issuance of the Additional Shares, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of Additional Shares, will not exceed the total number of shares of Common Stock of the Company that the Company is authorized to issue under its Charter; and

v.                                      none of the Additional Shares issued subsequent to the date hereof will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1)                                      The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2)                                      The Additional Shares have been generally authorized and reserved for issuance pursuant to the Plan and if, as and when the Additional Shares are issued either as stock awards or upon the exercise of options duly authorized by the Board of Directors, or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards or options relating to such Additional Shares, such Additional Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Additional Shares.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP